Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Second Quarter 2021 Results

•Sale of the lumber and newsprint assets on track to close on August 28, 2021; positions the Company to pursue disciplined investments in its core High Purity Cellulose business and improve the balance sheet through debt repayment
•Second quarter net income was $122 million, of which net income from continuing operations was $8 million, $12 million favorable to the comparable period in 2020, and net income from discontinued operations was $114 million, $123 million favorable to the comparable period in 2020
•Second quarter Adjusted EBITDA was $149 million, of which Adjusted EBITDA from continuing operations was $33 million, up $8 million from the comparable quarter in 2020 primarily driven by higher prices for High Purity Cellulose. Adjusted EBITDA from discontinued operations was $116 million, up $121 million from the comparable quarter in 2020, driven by higher lumber prices

•Generated $186 million in cash flow from operations, of which $46 million was generated by continuing operations and $140 million was generated by discontinued operations

•Generated $141 million of Free Cash Flow, of which $3 million was generated by continuing operations and $138 million was generated by discontinued operations

JACKSONVILLE, Fla., August 3, 2021 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported net income of $122 million or $1.89 per diluted share, compared to a net loss of $13 million or $0.20 per diluted share for the same prior year quarter. Income from continuing operations for the quarter ended June 26, 2021 was $8 million or $0.13 per diluted share, compared to a loss from continuing operations of $4 million or $0.05 per diluted share for the same prior year quarter. The improvement in the diluted earnings per share was due to higher commodity High Purity Cellulose product sales prices along with stronger cellulose specialties volumes. Income from discontinued operations for the quarter ended June 26, 2021 was $114 million or $1.76 per diluted share, compared to a loss from discontinued operations of $9 million or $0.15 per diluted share for the same prior year quarter. The improvement in the diluted earnings per share was due to higher lumber sales prices. As a result of the announced sale of lumber and newsprint assets, the Company has reclassified certain prior year amounts to conform to the current year presentation for discontinued operations. Unless otherwise stated, information in this press release relates to continuing operations.
“As expected, second quarter operating results were significantly favorable to both the prior year and sequential quarter.” said Paul Boynton, President and Chief Executive Officer. “With strong cash flows generated by the record lumber prices in the second quarter, the pending sale of assets to GreenFirst Forest Products and the market recovery in commodity prices, the Company expects to capture significant Free Cash Flow for the year that will enable it to undertake prudent capital allocation initiatives, including debt paydown and investment in high-return projects in its core business.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Second Quarter 2021 Operating Results from Continuing Operations
As a result of the announced sale of the Company’s lumber and newsprint assets, the Company operates in the following business segments: High Purity Cellulose, Paperboard, High-Yield Pulp and Corporate.
Net sales comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Net sales (in millions)	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
High Purity Cellulose	$255	$250	$255	$504	$505
Paperboard	57	48	43	105	94
High-Yield Pulp	37	28	32	64	62
Eliminations	(8)	(7)	(6)	(13)	(12)
Total net sales	$341	$319	$324	$660	$649
Operating results comprised the following for the periods presented:

	Three Months Ended			Six Months Ended
Operating income (loss) (in millions)	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
High Purity Cellulose	$11	$6	$7	$17	$2
Paperboard	2	6	6	8	11
High-Yield Pulp	1	(1)	1	1	—
Corporate	(13)	(11)	(20)	(25)	(25)
Total operating income (loss)	$1	$—	$(6)	$1	$(12)
High Purity Cellulose
Operating results for the three and six months ended June 26, 2021 improved $4 million and $15 million, respectively, when compared to the prior year. Sales prices for the segment increased 17 percent and 13 percent during the current three-month and six-month periods, respectively, when compared to the same prior year period, led by higher commodity prices. Volumes declined 17 percent and 12 percent during the current three-month and six-month periods, respectively. Compared to the prior year periods, volumes were impacted by a more favorable mix of cellulose specialties, shipping constraints and the extended planned maintenance outage at the Jesup, Georgia facility. Costs increased during the current year compared to the prior year periods driven by inflation on key input costs and higher maintenance and logistic expenses.

Compared to the first quarter of 2021, operating income improved by $5 million driven by higher commodity sales prices and lower operational costs partly offset by lower sales volumes. Sales volumes were impacted by a more favorable mix of cellulose specialties, shipping constraints and the extended planned maintenance outage at the Jesup, Georgia facility.
Paperboard
Operating results for the three and six months ended June 26, 2021 declined $4 million and $3 million, respectively, when compared to the same prior year periods, primarily due to higher raw material pulp input costs and higher operational costs partially offset by higher sales prices and volumes. Compared to the prior year, sales prices increased 5 percent and 3 percent during the current three-month and six-month periods, respectively, driven by strong demand. Compared to the prior year, sales volumes increased 23 percent and 8 percent during the current three-month and six-month periods, respectively.
Compared to the first quarter of 2021, operating income declined $4 million due to higher raw material input costs and higher operations costs partly offset by higher sales prices and sales volumes. Compared to the prior quarter, sales prices increased 4 percent while sales volumes increased 14 percent.
High-Yield Pulp
Operating income for the three months ended June 26, 2021 was flat when compared to the same prior year period at $1 million. Operating results for the six months ended June 26, 2021 improved $1 million when compared to the same prior year
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

period. Higher sales prices and volumes driven by market improvements were offset by higher operational costs and logistics constraints.
Operating results improved by $2 million when compared to the first quarter of 2021, driven by higher sales prices and volumes.
Corporate
The operating loss for the three-month period ended June 26, 2021, improved by $7 million to $13 million, when compared to the same prior year period primarily due to favorable foreign currency impacts and lower variable compensation costs. The operating loss for the six-month period ended June 26, 2021, remained unchanged at $25 million when compared to the same prior year period as unfavorable foreign currency impacts were offset by lower variable compensation costs.
Compared to the first quarter of 2021, the operating loss increased by $2 million, to $13 million, during the second quarter ended June 26, 2021, driven primarily by unfavorable foreign currency impacts.
Non-Operating Expenses
Interest expense for the three and six months ended June 26, 2021 increased $2 million and $5 million, respectively, when compared to the same prior year period. The increase was principally driven by increased interest rate and higher amortization of debt issuance costs related to the December 23, 2020 refinancing of certain debt.
Interest expense during the three months ended June 26, 2021 was flat at $16 million when compared to the first quarter of 2021.
Income Taxes
For continuing operations, the effective tax rate for the three and six months ended June 26, 2021 was a benefit of 153 percent and 77 percent, respectively, compared to a benefit of 83 percent and 47 percent, respectively, in the same periods of the prior year. The 2021 effective tax rates differ from the statutory rate of 21 percent primarily due to a tax benefit recognized by remeasuring the Company’s Canadian deferred tax assets at a higher blended statutory tax rate in Canada. The statutory tax rate is higher as a result of changing the allocation of income between the Canadian provinces once the sale of Forest Products and Newsprint is completed.
Discontinued Operations
The Company presents businesses that represent components as discontinued operations when they meet the criteria for held for sale or are sold, and their disposal represents a strategic shift that has, or will have, a major effect on its operations and financial results. As a result of the announced sale of lumber and newsprint assets, the Company is presenting the operations for the Forest Products and Newsprint segments as discontinued operations.
Sale of lumber and newsprint assets
On April 12, 2021, the Company announced the sale of its lumber and newsprint facilities and certain related assets (the “Purchased Assets”) located in Ontario and Québec Canada to GreenFirst Forest Products, Inc. (“GreenFirst”), for approximately $214 million, including an assumption of $74 million associated with finished goods, work-in-process and raw materials inventory value, which is subject to dollar-for-dollar fluctuation until closing. The final purchase price will be paid 85 percent in cash and the remainder in common shares of GreenFirst, to be held for a minimum of six months. In addition, a credit note will be issued to the Company by GreenFirst in the amount of CDN $8 million, which may be offset against amounts owed to GreenFirst in the future for wood chip purchases, equally over the next 5 years. The closing of the transaction is expected to occur on August 28, 2021. The sale completes the strategic portfolio optimization plans for the Company.
The Purchased Assets exclude accounts receivable, accounts payable, certain retained inventory and rights and obligations to softwood lumber duties, generated or incurred through the closing date. Since 2017, the Company has paid a total of $108 million in duties. As of June 26, 2021, the carrying value of the net assets included in the transaction was $232 million, including the carrying value of inventory which was $93 million. The Company expects a cash tax impact in 2021 and 2022 totaling less than $5 million as a result of this transaction, although the full extent of tax impacts are still being evaluated.
In connection with the transaction, the Company and GreenFirst will enter into a 20-yr wood chip and residual fiber supply agreement as well as a transition services agreement.
Discontinued operations results
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Income from discontinued operations, net of taxes, for the three months ended June 26, 2021 was $114 million compared to a loss of $9 million for the comparable prior period ended June 27, 2020. The improvement was driven by an increase in prices for lumber offset by the impact of Global Intangible Low Taxed Income (“GILTI”) on foreign earnings. The application of GILTI effectively results in double book taxation of the majority of the Company’s high Canadian earnings.
Income from discontinued operations net of taxes, during the six months ended June 26, 2021 was $103 million compared to a loss of $16 million for the same prior year period ended June 27, 2020. The improvement was driven by an increase in prices for lumber offset by the impact of GILTI on foreign earnings.
The Company currently expects minimal cash taxes to be paid in 2021 or 2022 as a result of 2021 earnings associated with its discontinued operations.

	Three Months Ended			Six Months Ended
Net sales (in millions)	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Forest Products	$209	$147	$70	$356	$153
Newsprint	13	11	11	25	28
Eliminations	(10)	(12)	(9)	(22)	(23)
Total net sales	$212	$146	$72	$359	$158

	Three Months Ended			Six Months Ended
Operating income (loss) (in millions)	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Forest Products	$117	$61	$(4)	$178	$(5)
Newsprint	(2)	(5)	(6)	(7)	(11)
Total operating income (loss)	$115	$56	$(10)	$171	$(16)
Forest Products
The operating results for the three-month and six-month periods ended June 26, 2021 improved $121 million and $183 million, respectively, when compared to the same prior year period. The improvement was primarily due to an increase in lumber prices of 213 percent for the three-month period and 166 percent for the six-month period, partially offset by higher operational and residual stumpage costs. Sales volumes for the three-month and six-month periods ended June 26, 2021 were higher by 10 percent and 3 percent, respectively, than in the prior year comparable periods resulting primarily from the timing of shipments. The Company deposited $10 million and $5 million of softwood lumber duties in the quarters ended June 26, 2021 and 2020, respectively. While the Company benefits from the December 2020 rate reduction from 20 percent to 9 percent, the increase in lumber prices has resulted in an increase to the value of the duties paid. Since 2017, the Company has deposited $108 million of softwood lumber duties, the rights to which will be retained by the Company after the sale of the lumber assets.
Compared to the first quarter of 2021, the operating results improved by $56 million. The improvement was driven by a 38 percent increase in lumber price and a 8 percent increase in sales volumes primarily due to the timing of shipments.
Newsprint
Operating results for both the three and six months ended June 26, 2021 improved by $4 million when compared to the same prior year periods. Lower sales volumes were offset by improvements in sales prices and lower operational costs. Declines in newsprint volumes were due to continued weak demand while lower operational costs were driven by management’s decision to operate only one of its two operating lines.
Compared to the first quarter of 2021, the operating results improved by $3 million. The improvement was driven by improvements in sales price and lower costs.
Cash Flows & Liquidity
For the six months ended June 26, 2021, the Company generated operating cash flows of $186 million, of which continuing operations provided operating cash flows of $46 million and discontinued operations provided operating cash flows of $140 million. Operating cash flows from continuing operations include the impact of working capital, which increased $8 million,
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

and the receipt of $21 million of cash tax refunds. An additional $30 million of cash tax refunds are expected in the next six to twelve months.
For the six months ended June 26, 2021, the Company invested $57 million, of which $47 million were capital expenditures for continuing operations, net of proceeds from the sale of assets, including approximately $4 million of strategic capital spending. Additionally, the Company invested $4 million in Anomera, Inc., one of the Company’s strategic growth initiatives. The Company also invested $6 million in capital expenditures for discontinued operations.
The Company ended the quarter with $359 million of liquidity globally, including $215 million of cash, borrowing capacity of $124 million under the ABL Credit Facility and $20 million of availability on the factoring facility in France. Liquidity for the second quarter improved by $91 million, due to an increase in cash driven by positive operational results and $21 million of cash tax refunds received during the period. Subsequent to the sale of the lumber and newsprint assets, the Company expects availability under its ABL Credit Facility will decrease by $30 million to $40 million.
Market Assessment
The market assessment represents the Company’s best current estimate of each business in this environment.
High Purity Cellulose
Pricing levels for the Company’s commodity products increased significantly during the second quarter and the Company expects this upward trend to continue into the third quarter. Prices for cellulose specialties are in line with expectations for the full year. Cellulose specialties volumes are expected to be well above prior year due to strong demand while total segment volumes will decline slightly for the full year mainly due to the length of extended planned maintenance outages. Volumes for both cellulose specialties and commodity products are expected to increase significantly in the second half of 2021 from first half levels.

Key costs are difficult to predict. Prices for energy, wood and commodity chemicals as well as logistics costs, have continued to increase during the second quarter and are expected to escalate in the back half of the year. Further, logistic and shipping constraints may negatively impact operating and sales results through the end of the year.
With current market conditions, including strong demand for cellulose specialties products, specifically in construction, automotive and plastics end markets, and elevated pricing for commodity viscose and fluff products, the Company believes it is well positioned to maintain or improve cellulose specialties margins in 2022 in spite of inflationary pressures. The Company also remains committed to investing in its core business to reduce costs, improve reliability, optimize performance and provide new platforms for growth.
Paperboard
Paperboard prices continued to increase in the second quarter as expected, due to strong demand in both commercial printing and packaging segments, helping offset increases in raw material costs. Paperboard prices are expected to increase further as demand for the Company’s products continues to strengthen, and additionally supported by industry supply disruptions.
High-Yield Pulp
High-yield pulp markets experienced additional price increases during the second quarter that the Company will recognize in the third quarter due to the typical sales lag. However, pulp market prices are forecasted to decrease later in the year. Logistics constraints and higher costs may negatively impact operating results through the end of the year.
Growing RYAM’s BioFuture
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Upon the completion of the sale of the lumber and newsprint assets, the Company will focus on and invest in leveraging its four high purity cellulose plants to capitalize on the global demand for more sustainable products with its leading cellulose specialties offerings as alternatives for petroleum-based incumbents. Not only are these specialized assets capable of creating the world’s leading plant-based high purity cellulose, they are also ideally suited for generating green fuels, bioelectricity and other biomaterials such as lignins and tall oils. The Company has executed on several high return projects to enhance the value of these assets, including investments in green energy in Tartas, France, in TemSilk™ pulp, a critical input in the production of Lyocell, a more sustainable textile, and in Anomera, Inc., a company that manufactures carboxylated cellulose nanocrystals (CNC), a patented, biodegradable product for use in cosmetics and a wide variety of industrial applications. The Tartas green energy project is fully operational in the second quarter and the Company anticipates realizing $10 million in annualized benefits from this investment. The Company will also leverage its world-class R&D facilities to work with new and existing customers to develop natural-based solutions.
The Company will seek further opportunities to leverage its core knowledge of creating the remarkable from the renewable to drive incremental value in its BioFuture.
Conclusion
"The second quarter provided strong cash flow for the Company, which combined with the pending sale of our sawmill and newsprint assets, leaves us in a good position to reduce debt and invest in our BioFuture. Further, with rapidly escalating inflation, we will aggressively use all tools available to us to maintain or improve cellulose specialties margins in 2022. With strong demand for cellulose specialties, robust viscose and fluff markets and market supply constraints, we believe this goal is achievable.” concluded Mr. Boynton.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 10:00 a.m. ET on Wednesday, August 4, 2021 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, August 18, 2021. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13721701.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. In connection with the announced sale of its lumber and newsprint assets, expected to close on August 28, 2021, the Company will cease to manufacture lumber and certain paper products. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employed approximately 4,000 people and generated approximately $1.7 billion of revenues during 2020, of which approximately 1,500 people and $400 million of revenues related to the lumber and newsprint operations. More information is available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended June 26, 2021. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks Our businesses are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Changes in raw material and energy availability and prices could affect our business, financial condition and results of operations; We are subject to risks associated with doing business outside of the United States; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could adversely affect our ability to access certain markets. Business and Operating Risks Our ten largest customers represent approximately 31 percent of our 2020 sales, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; The availability of, and prices for, wood fiber could materially impact our business, results of operations and financial condition; Our operations require substantial capital; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; The risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our financial results and how we conduct business; The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark in 2023 may impact our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future; Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock. Merger and Acquisition Risks Failure to consummate the closing of the sale of the lumber and newsprint facilities and related assets to GreenFirst as contemplated under the binding asset purchase agreement could negatively impact the Company’s future earnings volatility and ability to reduce its leverage and invest in its core business; Fifteen percent (15%) of the purchase price for the GreenFirst transaction is payable in the common shares of the capital of GreenFirst (to be held by the Company for a minimum of six (6) months following the transaction closing) and the Company’s ability to ultimately realize the benefit of this consideration is subject to market conditions and GreenFirst’s future performance.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
June 26, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net Sales	$341	$319	$324	$660	$649
Cost of Sales	(319)	(298)	(301)	(617)	(618)
Gross Margin	22	21	23	43	31
Selling, general & administrative expenses	(18)	(16)	(20)	(34)	(39)
Foreign exchange gains (losses)	(2)	(1)	(5)	(3)	1
Other operating income (expense), net	(1)	(4)	(4)	(5)	(5)
Operating Income (Loss)	1	—	(6)	1	(12)
Interest expense	(16)	(16)	(14)	(32)	(27)
Interest income and other, net	(2)	—	(1)	(1)	(1)
Income (Loss) From Continuing Operations Before Income Taxes	(17)	(16)	(21)	(32)	(40)
Income tax benefit (expense)	25	—	17	25	19
Equity in income (loss) of equity method investment	—	—	—	(1)	—
Income (Loss) from Continuing Operations	$8	(16)	$(4)	$(8)	$(21)
Income (loss) from discontinued operations, net of taxes	114	(11)	(9)	103	(16)
Net Income (Loss)	$122	$(27)	$(13)	$95	$(37)

Basic Earnings Per Common Share:
Income (loss) from continuing operations	$0.13	$(0.26)	$(0.05)	$(0.12)	$(0.34)
Income (loss) from discontinued operations	1.79	(0.17)	(0.15)	1.62	(0.25)
Net income (loss) per common share - Basic	$1.92	$(0.43)	$(0.20)	$1.50	$(0.59)

Diluted Earnings Per Common Share:
Income (loss) from continuing operations	$0.13	$(0.26)	$(0.05)	$(0.12)	$(0.34)
Income (loss) from discontinued operations	1.76	(0.17)	(0.15)	1.62	(0.25)
Net income (loss) per common share - Diluted	$1.89	$(0.43)	$(0.20)	$1.50	$(0.59)

Shares Used for Determining:
Basic EPS	63,654,278	63,430,601	63,235,151	63,545,599	63,111,058
Diluted EPS	64,814,013	63,430,601	63,235,151	63,545,599	63,111,058
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
June 26, 2021 (Unaudited)
(millions of dollars)

	June 26, 2021	December 31, 2020
Assets
Cash and cash equivalents	$215	$94
Assets of discontinued operations-held for sale, current	246	73
Other current assets	500	467
Property, plant and equipment, net	1,161	1,178
Assets of discontinued operations-held for sale, non-current	—	141
Other assets	526	577
	$2,648	$2,530
Liabilities and Stockholders’ Equity
Debt due within one year	$17	$17
Liabilities of discontinued operations-held for sale, current	14	1
Other current liabilities	303	275
Long-term debt and finance lease obligations	1,064	1,067
Non-current environmental liabilities	162	163
Liabilities of discontinued operations-held for sale, non-current	—	12
Other non-current liabilities	301	300
Total stockholders’ equity	787	695
	$2,648	$2,530
B

Condensed Consolidated Statements of Cash Flows
June 26, 2021 (Unaudited)
(millions of dollars)

	Six Months Ended
	June 26, 2021	June 27, 2020
Operating Activities:
Net income (loss)	$95	$(37)
Loss (income) from discontinued operations	(103)	16
Adjustments:
Depreciation and amortization	66	67
Other items to reconcile net income to cash provided by operating activities	(14)	13
Changes in working capital and other assets and liabilities	2	(36)
Cash provided by operating activities- continuing operations	46	23
Cash provided by (used for) operating activities- discontinued operations	140	(12)
Cash Provided by Operating Activities	186	11

Investing Activities:
Capital expenditures, net	(47)	(19)
Investment in equity method investment	(4)	—
Cash provided by (used for) investing activities-continuing operations	(51)	(19)
Cash provided by (used for) investing activities-discontinued operations	(6)	(4)
Cash Provided by (Used for) Investing Activities	(57)	(23)

Financing Activities:
Changes in debt	(6)	—
Common stock repurchased, net of issuances	(1)	—
Debt issuance costs	(1)	(4)
Cash Provided by (Used for) Financing Activities	(8)	(4)

Cash and Cash Equivalents:
Change in cash and cash equivalents	121	(15)
Net effect of foreign exchange on cash and cash equivalents	—	—
Balance, beginning of year	94	64
Balance, end of period	$215	$49
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
June 26, 2021 (Unaudited)

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
High Purity Cellulose	$1,128	$1,046	$966	$1,086	$965
Paperboard ($ per metric ton):
Paperboard	$1,150	$1,111	$1,091	$1,132	$1,100
High-Yield Pulp ($ per metric ton):
Pulp (external sales)	$539	$474	$493	$510	$478

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
High Purity Cellulose	204	217	245	421	480
Paperboard (thousands of metric tons):
Paperboard	49	43	40	92	85
High-Yield Pulp (thousands of metric tons):
Pulp (external sales)	55	44	53	99	105

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
June 26, 2021 (Unaudited)

Total EBITDA	Three Months Ended		Six Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Net Income (Loss)	$122	$(13)	$95	$(37)
Depreciation and amortization-continuing operations	33	32	66	67
Depreciation and amortization-discontinued operations	—	3	3	6
Interest expense, net-continuing operations	16	14	32	27
Interest expense, net-discontinued operations	3	2	5	4
Income tax expense (benefit) continuing operations	(25)	(17)	(25)	(19)
Income tax expense (benefit)-discontinued operations	(1)	(1)	63	(2)
EBITDA	$148	$20	$239	$46
Pension settlement (gain) loss	1	—	1	—
Adjusted EBITDA	$149	$20	$240	$46

Total Adjusted Free Cash Flow Reconciliation

	Six Months Ended
Adjusted Free Cash Flows (a):	June 26, 2021	June 27, 2020
Cash provided by operating activities	$186	$11
Capital expenditures, net	(45)	(17)
Adjusted Free Cash Flows from Total Operations	$141	$(6)

(a)    Adjusted free cash flows is defined as cash provided by (used for) operating activities adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

E

EBITDA by Segment (a):	Three Months Ended June 26, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$11	$3	$1	$(7)	$8
Depreciation and amortization	27	4	1	1	33
Interest expense, net	—	—	—	16	16
Income tax expense (benefit)	—	—	—	(25)	(25)
EBITDA-continuing operations	$38	$7	$2	$(15)	$32
Pension settlement (gain) loss	—	—	—	1	1
Adjusted EBITDA-continuing operations	$38	$7	$2	$(14)	$33

EBITDA by Segment (a):	Three Months Ended March 27, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$7	$6	$—	$(29)	$(16)
Depreciation and amortization	28	4	—	1	33
Interest expense, net	—	—	—	15	15
Income tax expense (benefit)	—	—	—	—	—
EBITDA-continuing operations	$35	$10	$—	$(13)	$32

	Three Months Ended June 27, 2020
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$5	$6	$1	$(16)	$(4)
Depreciation and amortization	26	4	1	1	32
Interest expense, net	—	—	—	14	14
Income tax expense (benefit)	—	—	—	(17)	(17)
EBITDA-continuing operations	$31	$10	$2	$(18)	$25

F

EBITDA by Segment (a):	Six Months Ended June 26, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$18	$9	$1	$(36)	$(8)
Depreciation and amortization	55	8	1	2	66
Interest expense, net	—	—	—	32	32
Income tax expense (benefit)	—	—	—	(25)	(25)
EBITDA-continuing operations	$73	$17	$2	$(27)	$65
Pension settlement (gain) loss	—	—	—	1	1
Adjusted EBITDA-continuing operations	$73	$17	$2	$(26)	$66

	Six Months Ended June 27, 2020
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$—	$11	$—	$(32)	$(21)
Depreciation and amortization	57	8	1	1	67
Interest expense, net	—	—	—	27	27
Income tax expense (benefit)	—	—	—	(19)	(19)
EBITDA-continuing operations	$57	$19	$1	$(23)	$54

(a) EBITDA- continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 26, 2021 (Unaudited)
(millions of dollars, except per share information)

	Six Months Ended
Adjusted Free Cash Flows - continuing operations (a):	June 26, 2021	June 27, 2020
Cash provided by operating activities of continuing operations	$46	$23
Capital expenditures, net	(43)	(15)
Adjusted Free Cash Flows-continuing operations	$3	$8
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	June 26, 2021	December 31, 2020
Debt due within one year	$17	$17
Long-term debt & finance lease obligation	1,064	1,067
Total debt	1,081	1,084
Original issue discount, premiums and debt issuance costs	11	11
Cash and cash equivalents	(215)	(94)
Adjusted Net Debt	$877	$1,001
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

H

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
June 26, 2021 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Six Months Ended
	June 26, 2021		March 27, 2021		June 27, 2020		June 26, 2021		June 27, 2020
Adjusted Income (Loss) from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (Loss) from Continuing Operations	$8	$0.13	$(16)	$(0.26)	$(4)	$(0.05)	$(8)	$(0.12)	$(21)	$(0.34)
Pension settlement loss	1	0.01	—	—	—	—	1	0.01	—	—
Tax effects of adjustments	—	—	—	—	—	—	—	—	—	$—
Adjusted Income (Loss) from Continuing Operations	$9	$0.14	$(16)	$(0.26)	$(4)	$(0.05)	$(7)	$(0.11)	$(21)	$(0.34)

(a)    Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for a settlement of certain pension plans. Adjusted net income (loss) is not necessarily indicative of results that may be generated in future periods.

I

Discontinued Operations EBITDA Reconciliation - Forest Products and Newsprint

EBITDA by Discontinued Segment:	Three Months Ended June 26, 2021
	Forest Products	Newsprint	Corporate & Other	Total
Income (loss) from discontinued operations	$118	$(1)	$(3)	$114
Depreciation and amortization	—	—	—	—
Interest expense, net	—	—	3	3
Income tax expense (benefit)	—	—	(1)	(1)
EBITDA from discontinued operations	$118	$(1)	$(1)	$116

EBITDA by Discontinued Segment:	Three Months Ended March 27, 2021
	Forest Products	Newsprint	Corporate & Other	Total
Income (loss) from discontinued operations	$61	$(4)	$(68)	$(11)
Depreciation and amortization	3	—	—	3
Interest expense, net	—	—	2	2
Income tax expense (benefit)	—	—	64	64
EBITDA from discontinued operations	$64	$(4)	$(2)	$58

EBITDA by Discontinued Segment:	Three Months Ended June 27, 2020
	Forest Products	Newsprint	Corporate & Other	Total
Income (loss) from discontinued operations	$(3)	$(5)	$(1)	$(9)
Depreciation and amortization	2	1	—	3
Interest expense, net	—	—	2	2
Income tax expense (benefit)	—	—	(1)	(1)
EBITDA from discontinued operations	$(1)	$(4)	$—	$(5)

EBITDA by Discontinued Segment:	Six Months Ended June 26, 2021
	Forest Products	Newsprint	Corporate & Other	Total
Income (loss) from discontinued operations	$179	$(5)	$(71)	$103
Depreciation and amortization	3	—	—	3
Interest expense, net	—	—	5	5
Income tax expense (benefit)	—	—	63	63
EBITDA from discontinued operations	$182	$(5)	$(3)	$174

EBITDA by Discontinued Segment:	Six Months Ended June 27, 2020
	Forest Products	Newsprint	Corporate & Other	Total
Income (loss) from discontinued operations	$(3)	$(9)	$(3)	$(15)
Depreciation and amortization	5	1	—	6
Interest expense, net	—	—	4	4
Income tax expense (benefit)	—	—	(2)	(2)
EBITDA from discontinued operations	$2	$(8)	$(1)	$(7)

J

Discontinued Operations Adjusted Free Cash Flow Reconciliation

	Six Months Ended
Adjusted Free Cash Flows from Discontinued Operations (a):	June 26, 2021	June 27, 2020
Cash provided by operating activities of discontinued operations	$140	$(12)
Capital expenditures, net, for discontinued operations	(2)	(2)
Adjusted Free Cash Flows from Discontinued Operations	$138	$(14)
(a)    Adjusted free cash flows from discontinued operations is defined as cash provided by (used for) operating activities from discontinued operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital, all solely related to discontinued operations. Adjusted free cash flows for discontinued operations is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows for discontinued operations is not necessarily indicative of the adjusted free cash flows that may be generated by these operations in future periods.

Discontinued Operations - Sales Volumes and Average Prices

	Three Months Ended			Six Months Ended
	June 26, 2021	March 27, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Average Sales Prices:
Forest Products ($ per thousand board feet):
Lumber	$1,223	$888	$391	$1,062	$399
Newsprint ($ per metric ton):
Newsprint	$529	$468	$412	$499	$415

Sales Volumes:
Forest Products (millions of board feet):
Lumber	156	144	142	300	290
Newsprint (thousands of metric tons):
Newsprint	25	25	27	50	67
K